WASATCH FUNDS TRUST

Multiple Class Plan Pursuant to Rule 18f-3

I.	Introduction

This Multiple Class Plan (the “Plan”) has been adopted by a majority of the Board of Trustees of Wasatch Funds Trust (the “Trust”), including a majority of the Trustees who are not interested persons of the Trust, pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), on behalf of each series of the Trust (each a “Fund”) listed on Exhibit A, as amended from time to time.

Rule 18f-3 under the 1940 Act requires that the board of an investment company desiring to offer multiple classes of shares pursuant to Rule 18f-3 adopt a plan setting forth the differences among the classes with respect to shareholder services, distribution arrangements, expense allocations and any related conversion features or exchange privileges. The Plan provides a detailed statement of the differences between the Fund’s two classes of shares.

The Board of Trustees of the Trust (the “Board”), including a majority of the non-interested Trustees, has determined that the Plan, including the allocation of expenses, is in the best interests of the Trust as a whole, each Fund, and each class of shares offered by a Fund. The Board approved the Plan on behalf of each Fund effective as of the date set forth on Exhibit A. This Plan is subject to change, to the extent permitted by law and by the Declaration of Trust and Trust By-Laws, by action of the Trustees of the Trust in the manner provided for initial approval hereof.

II.	Elements of the Plan

1. Class Designation. The shares of each Fund shall be divided into two classes, designated as Investor Class Shares and Institutional Class Shares. The existing shares of each Fund are to be re-designated as Investor Class shares.

2. Class Differences. Each class of shares of a Fund shall represent interests in the same portfolio of investments of that Fund and, except as otherwise set forth in this Plan, shall differ solely with respect to: (i) distribution, service and other charges and expenses as provided for in Section 3 of this Plan; (ii) the exclusive right of each class of shares to vote on matters submitted to shareholders that relate solely to that class or for which the interests of one class differ from the interests of another class or classes; (iii) such differences relating to eligible investors and shareholder services as may be set forth in the prospectus and statement of additional information for each Fund, as the same may be amended or supplemented from time to time (each a “Prospectus” and “SAI” and collectively, the “Prospectus “ and “SAI”); (iv) the designation of each class of shares; and (v) conversion features.

3. Distribution and Service Arrangements. Investor Class Shares and Institutional Class Shares of each Fund shall differ in terms of eligibility for purchase as follows:

(a) Both share classes:

(i)	shall be sold at net asset value with no front-end sales charge;

(ii)	shall not be subject to any service fee pursuant to any plan of distribution pursuant to Rule 12b-1 under the 1940 Act;

(iii)	shall not be subject to any distribution fee pursuant to any plan of distribution pursuant to Rule 12b-1 under the 1940 Act;

(iv)

may reimburse the Funds’ Advisor, Distributor, or other parties for shareholder servicing or sub-transfer agency services, in amounts calculated in a manner approved from time to time by the Board of Trustees, as described in the registration statement of the Funds as from time to time in effect.

(b) Investor Class Shares shall be offered with account minimums and with subsequent minimum investment amounts, if any, as described in the Funds’ registration statement as from time to time in effect.

(c) Institutional Class Shares shall be offered with an account minimum of $500,000 per Fund, with subsequent minimum investment amounts, if any, as described in the Funds’ registration statement from time to time in effect.

4. Allocation of Income, Expenses, Gains and Losses

(a) The daily investment income, and realized and unrealized gains and losses, of a Fund will be allocated to each class of shares based on each class’ relative percentage of the total value of shares outstanding of the Funds at the beginning of the day, after such net assets are adjusted for the prior day’s capital share transactions.

(b) Expenses that are attributable to a Fund, not a particular class thereof (“Fund Level Expenses”), will be allocated to each class of shares based on each class’ relative percentage of total value of shares outstanding of the Fund at the beginning of the day, after such net assets are adjusted for the prior day’s capital share transactions. Fund Level Expenses include fees for services that are received equally by the classes under the same fee arrangement. All expenses attributable to a Fund that are not “Class Level Expenses” (as defined below) shall be Fund level expenses, including, but not limited to, transfer agency fees and expenses, share registration expenses, and shareholder reporting expenses.

(c) Expenses that are directly attributable to a particular class of shares will be incurred by that class of shares (“Class Level Expenses”). Class Level Expenses include expenses unique to a class of shares in either form or amount. Class Level Expenses shall include, but not be limited to, service and distribution fees paid pursuant to a plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act, expenses associated with the addition of share classes to a Trust (to the extent that the expenses were not fully accrued prior to the issuance of the new classes of shares), expenses of administrative personnel and services required to support shareholders of a specific class, litigation or other legal expenses relating to a specific class of shares, trustees’ fees or expenses incurred as a result of issues relating to a specific class of shares, and accounting expenses relating to a specific class of shares.

(d) On a daily basis, if the Fund Level Expenses and the Class Level Expenses (not including any Rule 12b-1 plan payments or other exceptions set forth in the applicable expense limitation agreement) exceed the daily expense cap for the Fund, an appropriate waiver/reimbursement will be made to the Fund pursuant to any expense reimbursement agreement in affect at the time. The amount of such reimbursement to each class will be in an amount such that the expenses of the class with the highest expense ratio (excluding service and distribution fees made pursuant to any Rule 12b-1 plan of distribution and other exceptions set forth in the applicable expense limitation agreement) will be equal to the daily expense cap after reimbursement. The expense reimbursement will be allocated to each class of shares based on each class’ relative percentage of the total value of shares outstanding of the Fund at the beginning of the day, after such net assets are adjusted for the prior day’s capital share transactions.

5. Dividends and Distributions. The Funds pay out as dividends net investment income and net realized short-term capital gains as described in their registration statement as from time to time in effect. All dividends and/or distributions will be automatically applied to purchase additional shares of the Fund at the share price on the payable date unless a shareholder has elected to have distributions paid in cash in the manner set forth in the Funds’ registration statement as from time to time in effect.

6. Redemption Fees. The Funds may impose a redemption fee on redemptions and/or exchanges of a Fund’s Investor Class Shares and Institutional Class Shares as set forth in the Prospectus and SAI, as updated from time to time.

7. Conversion Features. There shall be no automatic conversion feature for either share class. Notwithstanding the foregoing, shares of the Institutional Class held by any shareholder who is no longer eligible to hold such shares may be converted, at the discretion of the Board or any authorized Fund officer, to shares of a class in which the shareholder is eligible on the basis of the relative net asset values of the purchase class and the target class without the imposition of any sales load, fee or other charge, subject to prior notice.

8. Exchange Privileges. Shares of a class of a Fund may be exchanged only for shares of the same class of another Fund, except as otherwise set forth in the Prospectus and SAI. Shares of a class held by any shareholder who is eligible to hold shares of another class may be exchanged for such other class upon shareholder request on the basis of the relative net asset values of the purchase class and the target class, subject to any applicable redemption fee as set forth in the Prospectus and SAI, as updated from time to time.

9. Voting and Other Rights. Each class shall have: (a) exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangements; (b) separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of the other class; and (c) except for the differences described herein, in all other respects, the same rights and obligations as each other class.

10. Term & Termination.

(a) This Plan shall become effective with respect to each Fund on the date listed on Exhibit A, and shall continue in effect with respect to such Investor Class Shares and Institutional Class Shares of each Fund until terminated in accordance with the provisions of Section 10(c) hereof.

(b) This Plan shall become effective with respect to any class of shares of a Fund other than Investor Class Shares and Institutional Class Shares and with respect to each additional Fund or class thereof established by the Trust after the date hereof and made subject to this Plan upon commencement of the initial public offering thereof (provided that the Plan has previously been approved with respect to such additional Fund or class by votes of a majority of both (i) the members of the Board of Trustees, as a whole, and (ii) the non-interested Trustees, cast at a meeting held before the initial public offering of such additional Fund or classes thereof), and shall continue in effect with respect to each such additional Fund until terminated in accordance with the provisions of Section 10(c) hereof. An addendum setting forth such specific and different terms of such additional series or classes shall be attached or and made a part of this Plan.

(c) This Plan may be terminated at any time with respect to any Fund or class thereof, as the case may be, by vote of a majority of both the members of the Board as a whole, and the non-interested Trustees. The Plan may remain in effect with respect to a particular Fund or class thereof even if it has been terminated in accordance with this Section 10(c) with respect to any other Fund or class.

11. Subsequent Funds. The terms and conditions of this Plan are intended to cover any Fund established subsequent to the effective date of this Plan for which Wasatch Advisors, Inc. acts as investment adviser, provided that the Board, including the non-interested Trustees, after having been furnished and having evaluated information reasonably necessary to evaluate the Plan, determine in the exercise of their reasonable business judgment that the Plan is in the best interests of each class of each Fund and the Fund and the Trust as a whole.

12. Amendments. Except as set forth below, any material amendment to this Plan affecting the Trust or Fund or class thereof shall require the affirmative vote of a majority of the Board, including a majority of the non-interested Trustees that the amendment is in the best interests of each class of the Trust individually and each Fund as a whole.

Dated: November 9, 2011

EXHIBIT A

EFFECTIVE DATE OF 18F-3 PLAN

Wasatch Core Growth Fund	November 9, 2011
Wasatch Frontier Emerging Small Countries Fund	November 9, 2011
Wasatch Emerging India Fund	November 9, 2011
Wasatch Emerging Markets Small Cap Fund	November 9, 2011
Wasatch Global Opportunities Fund	November 9, 2011
Wasatch Heritage Growth Fund	November 9, 2011
Wasatch International Growth Fund	November 9, 2011
Wasatch International Opportunities Fund	November 9, 2011
Wasatch Large Cap Value Fund	November 9, 2011
Wasatch Long/Short Fund	November 9, 2011
Wasatch Micro Cap Fund	November 9, 2011
Wasatch Micro Cap Value Fund	November 9, 2011
Wasatch Small Cap Growth Fund	November 9, 2011
Wasatch Small Cap Value Fund	November 9, 2011
Wasatch Strategic Income Fund	November 9, 2011
Wasatch Ultra Growth Fund	November 9, 2011
Wasatch World Innovators Fund	November 9, 2011
Wasatch-1st Source Income Fund	November 9, 2011
Wasatch-Hoisington U.S. Treasury Fund	November 9, 2011